Exhibit 3.66

Execution Version

OPERATING AND MANAGEMENT AGREEMENT

THIS OPERATING AND MANAGEMENT AGREEMENT (this “Agreement”), is executed on this 31st day of March, 2005, effective as of the “Effective Date”, by and between by and between Cowhouse Partners, LLC, a Texas limited liability company, (“Operator”), and High Sierra Energy, LP, a Delaware limited partnership (“Owner”). Owner and Operators are, from time to time, referred to collectively as “Parties”, and individually as a “Party”.

W I T N E S S E T H:

WHEREAS, Owner, owns Petro Source Transportation, LLC (“PST”), and desires to have Operator provide for the management and operation of PST (the “Services”, as further defined herein); and

WHEREAS, Operator is willing to provide the Services; and

WHEREAS, Owner and Operator desire to set forth their respective rights and responsibilities with respect to the administration, management, operation, and maintenance of PST, the provision of the Services and any other matters addressed herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained, as of the Effective Date the parties agree as follows:

ARTICLE 1

1.1                               Definitions. In this Agreement, the following terms shall have the following meanings. All defined terms referenced in the singular shall include the plural and vice-versa:

“AFE” shall mean an Authorization for Expenditure in a mutually agreeable form which is prepared by Operator and submitted to Owner in accordance with procedures established by Owner from time to time.

“Business Day” shall mean Monday, Tuesday, Wednesday, Thursday or Friday, excluding Federal bank holidays.

“Covered Expenses” means expenses incurred by Operator in rendering its Services hereunder that are included in the fees set forth in Section 6.1 (d), and are not separately reimbursable by the Owner.

“Day” shall mean a period beginning and ending at nine o’clock a.m. Mountain Time.

“Duke Agreements” mean (i) that certain Transportation Agreement by and between Duke Energy NGL Services, LP (“DENGL”) and PST, (ii) that certain Terminal Access Agreement by and between Duke Energy Field Services, LP (“DEFS”) and PST, and (iii) that certain Lease Agreement by and between DEFS and PST, all dated as of March 1, 2005.

“Effective Date” shall be March 1, 2005.

“Facilities” shall mean all of the facilities, vehicles, trailers and related equipment of PST.

“Interest Rate” shall mean a rate per annum equal to the lesser of (a) the prime interest rate published in the Wall Street Journal under “Money Rates”, plus two percent (2%) and (b) the maximum rate permitted by applicable Law.

“Month” shall mean the period beginning on the first Day of a calendar month and ending on the first Day of the next succeeding calendar month.

“Reimbursable Expense” has the meaning given in Section 4.1.

“Services” shall mean the specific services provided by the Operator as more specifically set forth in Article 2 of this Agreement.

ARTICLE 2

OPERATION OF PST AND ITS FACILITIES

2.1                               Ownership of the Facilities. Title to, and ownership of, the Facilities shall remain vested in Owner. Title to any new Facilities or improvement or replacement to any existing Facilities which is obtained pursuant to this Agreement shall vest automatically in Owner without any other action necessary hereunder.

2.2                               Operator Duties and Authorities. The Operator shall have exclusive control and management, subject to the terms of this Agreement, and the direction of Owner, of the operation, management, financial and administrative functions of PST.

2.3                               Services Provided by Operator. Subject to the oversight of the Owner, Operator shall provide the following Services relative to PST and the Facilities:

(a)                                 Routine Operations and Management of PST. Operator will conduct all routine operations of PST and the Facilities, and shall procure and furnish all materials, equipment, services, supplies and labor necessary for the routine, prudent, safe operation, maintenance, and repair of the Facilities, including, without limitation, the following:

(i)                                     Maintain and operate PST in accordance with all of its contracts and agreements including the Duke Agreements;

(ii)                                  Maintain and operate all Facilities in a safe manner in compliance with all applicable laws, rules and regulations;

(iii)                               Routine equipment repair, reconditioning, overhaul and replacement so as to keep the Facilities in good working order;

(iv)                              Select and engage third party personnel as required to perform the operation and maintenance of the Facilities;

(v)                                 Obtain and keep in force and effect, in the name of PST, all material permits and licenses, and make all operation, environmental and safety regulatory filings and maintain records thereof as required by applicable laws, rules and regulations;

(vi)                              Create and maintain information systems with respect to permits, regulatory filings and related authorizations so that matters such as renewals, expenditures, terminations, limitations on assignments and notification requirements can be tracked, maintained and complied with in accordance with applicable terms;

(vii)                           Coordinate all services and scheduling of transportation under the Duke Agreements and other agreements of PST;

(viii)                        Monitor compliance by DENGL with the requirements of the Duke Agreements;

(ix)                              Conduct all other routine Day-to-Day operations of PST and the Facilities;

(x)                                 Purchase and maintain all required supplies, fuel, materials, surplus materials, and inventory necessary for the operation of PST and the Facilities;

(b)                                Insurance. Operator shall purchase liability and other insurance for the benefit of the Owner and PST as specified, from time to time by the Owner, and as required in connection with the Duke Agreements.

(c)                                 Business Development. Subject to the approval of Owner, Operator shall have the authority for entering into and making routine contracts, agreements and other undertakings binding PST that may be necessary, appropriate or advisable in furtherance of the purposes of operation of PST.

(d)                                Capital Expenditures. Subject to the provisions of Article 5, Operator will procure and furnish all materials, equipment, technical expertise, services, supplies and labor necessary to implement the items set forth in the Annual Budget (hereafter defined) and in any approved AFE.

(e)                                 Emergencies. In the case of an emergency which might threaten life or property or render the Facilities or any part thereof incapable of continued operation, Operator shall incur such operating and capital expenses which in its opinion are required to deal with such emergency, including, without limitation, issuance of emergency time-sensitive public statements or orders and emergency time-sensitive communications with governing authorities, and employment of third parties. Operator shall as promptly as reasonably possible notify Owner of such emergency and its proposed method of handling the same. Operator will not issue public statements or communicate with any governmental authority regarding any emergency unless, in the reasonable opinion of Operator, it is necessary and time does not allow Owner to issue such public statement or undertake such communication. All costs incurred in responding to such emergency conditions shall be Reimbursable Expenses.

(f)                                  Reports to Owner. Operator will provide Owner with the following:

(i)                                     Monthly written report on or before twenty (20) Days after the end of each calendar month of total deliveries by PST during such month;

(ii)                                  Annual written report on or before twenty (20) Days prior to the start of each calendar year reflecting on an itemized basis such matters as lease renewals, permit renewals, and property abandonments for the next succeeding twelve (12) calendar month period;

(iii)                               Upon the occurrence of a non-scheduled interruption of operations, verbal notice of such occurrence and Operator’s proposed method of handling the same as soon as reasonably practical followed with a written description of such occurrence and Operator’s proposed method of handling the same on or before two (2) Business Days after such occurrence;

(iv)                              Upon the occurrence of any emergency, release or other environmental incident or accident, verbal notice of such occurrence as soon as reasonably practical followed with a written description of such occurrence on or before two (2) Business Days after such occurrence;

(v)                                 Written notice within two (2) Business Days of Operator having knowledge of any incident with respect to any of the Facilities or any matters governed by this Agreement which requires written notice or other filing with any governmental authority;

(vi)                              Written notice within two (2) Business Days of Operator receiving notice of any proceeding, claim, lawsuit and/or investigation conducted or threatened with respect to PST or any of the Facilities or any matters governed by this Agreement;

(vii)                           Written notice within two (2) Business Days of Operator having knowledge of any damage (other than routine wear and tear) to any of the Facilities. However, if the damage threatens life or property or renders the Facilities incapable of continued operation, the Operator shall provide the Owner with notice of such damage promptly;

(viii)                        Written notice within two (2) Business Days of Operator receiving notice of any writ, order or directive issued by any governmental authority with respect to PST or any of the Facilities or any matters governed by this Agreement;

(ix)                              Written notice within thirty (30) Days of Operator having knowledge of material changes in operating, environmental or safety regulations or policies of any governmental authority or enforcement thereof, with respect to the conduct of PST’s business or any of the Facilities or other matters governed by this Agreement;

(x)                                 Preparation of capital item AFEs in accordance with the Annual Budget or as otherwise requested;

(xi)                              Capital item reconciliation and “as built” material lists within one hundred twenty (120) Days after completion date of the subject capital item;

(xii)                           Yearly written parts inventory report within forty-five (45) Days after end of each calendar year;

(g)                                  Accounting. Operator will maintain accounting records and source documentation substantiating the Services provided under this Agreement and of all operations of PST, maintain such accounting records in compliance with applicable laws, rules and regulations, and in accordance with generally accepted accounting principles. Operator shall provide all accounting services for the Owner, including billing related to the Duke Agreements and other agreements under which PST operates, with payment to be made into the Owner banking accounts designated by the Owner. Operator will maintain receivables accounting and reporting and tracking of payments. Operator shall be responsible for pursuing collection of all amounts due and owing to PST. To the extent funds have been made available by Owner, Operator shall be responsible for paying invoices and making payments, on a timely basis, for amounts due and owing from PST in the conduct of its business. Additionally:

(i)                                     Operator shall keep or cause to be kept, accurate, full and complete books, records and accounts showing PST’s assets, liabilities, operations, transactions and financial condition, including monthly written reports by the 20th Day of each month reflecting all amounts billed hereunder as of the previous month and all amounts due PST, with account aging, and yearly written report within 45 Days after the end of each calendar year of total amounts billed, amounts received and outstanding accounts receivable.

(ii)                                  Operator shall monitor all amounts due and payable to PST.

(iii)                               All financial statements shall be accurate in all material respects, shall present fairly the financial position and results of PST and shall be prepared in accordance with generally accepted accounting principles consistently applied. Subject to the approval of the Owner, the Operator shall determine the methods to be used in the preparation of financial statements, federal, state and municipal tax returns for PST (excluding income taxes).

(iv)                              The Operator shall prepare or cause to be prepared a statement setting forth the calculation of Net Cash Flow for each period of time, but not less often than Monthly. The Operator shall prepare and submit or cause to be prepared and submitted to Owner on a monthly basis, within twenty (20) Days from the end of the Month, an accrual basis balance sheet together with an accrual basis profit and loss statement for the preceding Month with a year-to-date Owner fiscal year accrual basis profit and loss statement for PST, and with comparisons to budget.

(v)                                 Operator shall provide access to all of its books and records related to PST and shall cooperate with Owner in connection with Owner’s preparation of annual audits related to PST. Such access may be electronic format, but Owner shall have the right to review all backup information.

(h)                                 Environmental Compliance. All operations conducted hereunder, with regard to the Facilities, shall be in material compliance with all applicable environmental laws, rules and regulations of the United States of America and the states where PST’s operations are conducted

ARTICLE 3

RELATIONSHIP OF PARTIES

3.1                        Independent Contractor. The Services shall be provided by Operator in its capacity as an independent contractor, and this Agreement does not create an employer/employee relationship between Owner and Operator. Operator shall exercise control over the Services and the manner in which it and its employees perform the Services. All of the employees of Operator shall at all times and in all places be subject to the sole direction, supervision and control of Operator. All of the drivers and other personnel directly performing the services of PST shall be employees or contractors of PST.

3.2                        Subcontracting. Operator shall have the right to subcontract any portions of the Services hereunder; provided, however, no subcontracting by the Operator shall relieve Operator from its obligations hereunder.

3.3                        Owner’s Right to Observe. Owner, at its sole risk and liability, shall at all times have the right to conduct physical inspections of the Facilities and be present on the premises of the Facilities.

ARTICLE 4

OPERATING EXPENSES

4.1                        Covered Expenses. Covered Expenses shall include all of Operator’s internal overhead and general and administrative expenses and shall be responsibility of Operator.

4.2                        Reimbursable Costs and Expenses. Subject to the provisions of Article 6, all expenses incurred by Operator in providing the Services and that are covered by this Agreement or are otherwise approved by the Owner or authorized under this Agreement shall be Reimbursable Expenses.

ARTICLE 5

CAPITAL BUDGET

5.1                        Annual Budget. Prior to November 15 of each year Operator shall prepare and present to Owner an “Annual Budget” for the next succeeding calendar year of (i) capital items which Operator is aware and which Operator recommends be implemented to maintain the Facilities in good working order or to expand the Facilities as necessary to meet the requirements of PST under the Duke Agreements and other agreements to which PST is a party, (ii) the operating expenses necessary to perform the Services hereunder for the next annual period, and (iii) the anticipated revenues to be derived from the operation of PST for the next annual period. Owner shall on or before December 1 of the same year consider and, if acceptable, approve same, after having made, in consultation with the Operator, any necessary revisions, additions or deletions. For the year 2005, Operator shall submit its Annual Budget within 30 Days following the date hereof.

5.2                        Implementation of Items in Capital Budget or in Approved AFE’s. Upon the approval by Owner of the Annual Budget pursuant to Section 5.1, the Operator shall have the right to begin the implementation of any item in the Annual Budget. With respect to matters, whether or not included in the approved Annual Budget, that will involve in excess of $5,000 (other than those items which may be necessary in response to an emergency operation), the Operator will prepare and submit an AFE for such item to Owner, together with a disbursement schedule for that item detailing the components of that capital item and timing of payments to be made by Operator for such components. Upon Owner’s approval of the AFE, the Operator shall have the right to begin the implementation of the project covered by that AFE.

5.3                               Overruns. There shall be allowed a cost overrun allowance per AFE, or approved capital item in an Annual Budget equal to the greater of (i) $5,000, or (ii) ten percent (10%) of the amount of each approved AFE. The Operator will notify Owner in writing as soon as practicable of any utilization of the allowance and the reasons therefor. Upon knowledge by the Operator that the actual costs of implementing any item in the Annual Budget or in an AFE may exceed the overrun allowance (and prior to the time such overrun allowance is exceeded), Operator shall promptly notify Owner in writing of such event. The Operator shall provide Owner with the information necessary to allow Owner to make a decision to proceed or cancel the implementation of such AFE. Upon receipt of such notification and information, Owner shall promptly decide to proceed or cancel the implementation of the AFE and notify Operator of its decision verbally or in writing.

ARTICLE 6

FINANCIAL AND ACCOUNTING PRACTICES

6.1 Payment to Operator.

(a)                     Costs Payable by Operator. Subject to the obligation of Owner to reimburse the Operators pursuant to Section 6.1(c), it shall be the responsibility of Operator to pay or cause to be paid all liabilities, costs and expenses incurred hereunder. With respect to all items payable by Operator, Owner shall have the right to review all source documentation concerning any such liabilities, costs and expenses upon reasonable notice and during regular business hours. That information may be provided in electronic format, but Owner shall have the right to review all backup information. Operator shall separately maintain accounting records on behalf of the Owner.

(b)                     Operating Account. Operator shall establish an “Operating Account” which shall solely be used for funds related to the operation of PST. The Operating Account shall initially be funded by a deposit from Operator of working capital necessary for PST to conduct its business. The working capital deposit shall be in an amount deemed necessary by Operator but not to exceed $250,000 (inclusive of amounts previously advanced by Operator to PST prior to the Effective Date). Owner shall cause PST to execute a promissory note payable to Operator for the amount of working capital, with interest accruing at the Interest Rate, in the form attached hereto as Exhibit A. The note will be due and payable in full 2 years following the Effective Date, and may be repaid at any earlier time without penalty or premium. The promissory note will be secured by PST granting Operator a security interest in the receivables of PST, in the form of the Security Agreement attached as Exhibit B.

(c)                      Reimbursement of Operator. On or before the 12th Business Day of every month, Operator shall submit an invoice to Owner of (i) the actual cost of every item set forth in an approved AFE, (ii) all costs and expenditures of Reimbursable Expenses, (iii) all fees payable hereunder and (iv) reasonable and necessary travel and related expenses incurred in connection with the engagement of outside consultants or subcontractors. Owner shall pay Operator the total amount of such invoice on or before the last Business Day of the month in which the invoice was delivered. Such payment shall be with full reservation of rights to dispute the amount paid. If Owner fails to pay any payment when due, Owner shall also pay to the Operator interest thereon from the due date thereof to the date of payment at a rate equal to the Interest Rate. Payment of all funds shall be made by wire transfer, in U.S. funds on a same Day basis to the accounts of the respective Operator at such place or account as Operator may designate in writing.

(c)                       Cash Advance Request by Operator. Operator, at its election, anytime or from time to time, in lieu of itself advancing the costs and expenses for approved AFE expenditures in connection with the Services, may call upon the Owner prior to the beginning of the month to advance the estimated expenditures for the following one month (the “Advance Request”). Owner shall, not later than fifteen (15) Days after receipt of that Advance Request, pay to the Operator the amount necessary to fund those estimated expenditures for the Advance Request. Any funds advanced hereunder shall be deposited by the Operator in the Operating Account. Adjustments between the estimates and the actual costs shall be made by the Operator at the close of each calendar month. Interest earned on the Operating Account shall belong to Owner.

(d)                      Operator’ Fees. In addition to any other amounts set forth herein, the Operator shall be entitled to an Operating Fee equal to $35,000.00 per month.

(e)                       Levels of Authority. Operator shall not undertake any expenditure of Reimbursable Expenses, for which the Owner will be responsible for reimbursement, in excess of $15,000 without the prior approval of the Owner except for expenditures incurred in implementing any approved AFE or any item approved in the Annual Budget, and expenditures in connection with emergency conditions.

ARTICLE 7

TERM AND TERMINATION

7.1                       Term. Subject to the terms hereof, commencing with the Effective Date of this Agreement, Operator shall serve in such capacity for a period of 5 years, or until such earlier termination in accordance with the terms of this Agreement.

7.2                       Removal of Operator. Upon an Event of Default caused by the Operator, Operator may be removed from its duties and position and may be replaced by Owner. Upon an Event of Default caused by Owner, Operator may resign from its duties and position.

7.3                       Events of Default. Each of the following events shall constitute an “Event of Default” under this Agreement (whether the reason and whether any such event shall be voluntary or involuntary or came about or shall be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or of any order, rule or regulation of any administrative or governmental body):

(a)                         Owner shall fail to make a payment to Operator due under this Agreement on or before fifteen (15) Days after written notice from Operator that such payment is due;

(b)                         Owner shall fail to perform or observe any other covenant or agreement to be performed or observed by it under this Agreement in any material respect, if written notice of such event is given by the Operator to Owner and such event is not cured within 10 Days;

(c)                            Operator is in default under any of the Duke Agreements, and such default leads to the termination, or threatened termination, of any of the Duke Agreements (“Duke Agreement Default”);

(d)                           Any party shall (i) make an assignment or any general arrangement for the benefit of creditors; (ii) file a petition or otherwise commence, authorize, or acquiesce in the commencement of a proceeding or cause under any bankruptcy or similar law for the protection of creditors, or have such petition filed against it and such proceeding remains undismissed for sixty (60) Days; or (iii) otherwise become bankrupt or insolvent (however evidenced).

7.4                       Termination. Termination of this Agreement may occur upon the happening of any of the following events:

(a)                               Upon mutual agreement of the Owner and the Operators;

(b)                               Upon an Event of Default (hereafter defined) and the party serving such notice of Event of Default elects at its option to terminate this Agreement.

Termination or expiration of this Agreement shall not relieve any party from any obligation incurred or accrued prior to the date of such termination or expiration, or the right to audit, or deprive the party not in default of any remedy otherwise available to it consistent with the terms of this Agreement.

7.5                       Rights of Operator.

(a)                              In the event that Owner decides to sell PST in a transaction in which PST is the only assets or properties being sold by Owner, and if Owner receives a bona fide offer for the purchase of PST that Owner is willing to accept, Owner shall provide written notice to Operator, specifying the price and other terms of the offer (“Notice”). Operator shall have a period of 15 Days following receipt of the Notice in which to elect whether or not Operator will match the terms of the offer set forth in the Notice. If Operator elects to match those terms, then Owner will sell PST to Operator at the price and on the other terms of the offer as set forth in the Notice. If PST elects not to match those terms, or fails to respond within that 15-Day period, then Owner shall be free to sell PST to the offeror and on terms and conditions not less favorable to Owner as those set forth in the Notice. The foregoing rights shall not apply to any transaction under which PST is part of a package of other assets or properties being sold by Owner.

(b)                              If Owner elects to cease using the name “Petro Source Transportation”, it will assign the rights to that name to Operator. Further, if Owner sells PST to third party who does not intend to use the name “Petro Source Transportation”, then in conjunction with that transaction, Owner shall assign the rights to that name to Operator.

ARTICLE 8

TRANSITION PROCEDURES

If, at any point in time throughout the term of this Agreement, Operator is replaced (the “Old Operator”) and a new operator is appointed (the “New Operator”), the procedures set forth below shall be applied by the Owner in connection with effecting the transition from Old Operator to the New Operator:

8.1                               Transition Period. The transition period shall commence immediately upon Owner’s engagement of the New Operator and shall be completed within a period of time not to exceed five (5) Months. The Old Operator shall assist New Operator in an effort to ensure a timely, efficient and safe transition of duties and shall be entitled to reimbursement for such activities as contemplated in this Agreement.

8.2                               Inventory. The Old Operator shall turn over to New Operator all items of inventory owned by Owner, if any, stored by the Old Operator for the Facilities.

8.3                               Records and Other Documents. The Old Operator shall collect and update any and all records and documents including DOT reports, licensing information, financial information and all other information relating to PST and the Facilities and its operation thereof and shall turn such records over to New Operator at or before such time as New Operator assumes its duties hereunder at no cost to New Operator or the Owner.

ARTICLE 9

INSURANCE

9.1                               Operator’s Insurance Responsibilities. Operator shall procure and maintain in effect, the minimum insurance coverages from time to time designated by Owner. Operator shall submit to Owner upon request, a Certificate of Insurance, in form satisfactory to Owner, evidencing that satisfactory coverage of the type and limits required by the Owner are in effect. Operator shall cause the Owner to be named as an additional insured under each of those policies, except for Workers Compensation policies.

ARTICLE 10

INDEMNITY

IT IS AGREED AND UNDERSTOOD THAT IT IS IN THE BEST INTERESTS OF THE PARTIES THAT CERTAIN RISKS RELATING TO THE MATTERS GOVERNED BY THIS AGREEMENT SHOULD BE IDENTIFIED AND ALLOCATED AS BETWEEN THEM. IT IS THEREFORE THE INTENT AND PURPOSE OF THIS AGREEMENT TO PROVIDE FOR INDEMNITIES TO THE MAXIMUM EXTENT ALLOWED BY LAW.

WHEREVER “OWNER” OR “OPERATOR” APPEARS IN THIS SECTION AS AN INDEMNITEE SAID TERM SHALL INCLUDE THAT ENTITY AND ITS PARENT, SUBSIDIARIES, AFFILIATES, PARTNERS, JOINT VENTURES, CO-OWNERS, CONTRACTORS AND SUB-CONTRACTORS AT ANY TIER, AND THE AGENTS, OFFICERS, DIRECTORS, EMPLOYEES, REPRESENTATIVES AND INSURERS OF ALL THE FOREGOING ENTITIES.

MUTUAL INDEMNIFICATION FOR EMPLOYEE/AGENT CLAIMS.

OWNER AND OPERATOR AGREE TO INDEMNIFY AND HOLD HARMLESS (“INDEMNIFY”) EACH OTHER FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, OR SUITS FOR DAMAGES TO PERSONS AND/OR PROPERTY (INCLUDING, BUT NOT LIMITED TO, CLAIMS, DEMANDS, OR SUITS FOR BODILY INJURIES, ILLNESS, DISEASE, DEATH, LOSS OF SERVICES, LOSS OF EARNING CAPACITY, LOSS OF INCOME, LOSS OF CONSORTIUM, MAINTENANCE, CURE, PROPERTY DAMAGES, LOST PROFITS OR WAGES) WHICH MAY BE BROUGHT AGAINST ONE PARTY BY THE OTHER’S EMPLOYEES AND AGENTS AND THE AGENTS AND EMPLOYEES OF ITS SUB-CONTRACTORS INCIDENT TO, ARISING OUT OF, OR IN CONNECTION WITH WORK TO BE PERFORMED, SERVICES TO BE RENDERED, OR MATERIALS TO BE FURNISHED BY SAME UNDER THIS AGREEMENT WHETHER THE LIABILITY OR RESPONSIBILITY ARISES IN TORT, CONTRACT, IS IMPOSED BY LAW OR OTHERWISE, WHETHER OCCASIONED, BROUGHT ABOUT, OR CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE, FAULT, OR STRICT LIABILITY OF THE INDEMNIFIED PARTY, ITS AGENTS, DIRECTORS, OFFICERS, EMPLOYEES, SERVANTS, SUB-CONTRACTORS OR OTHERWISE, OR BY ANY DEFECT IN PROPERTY OR EQUIPMENT OF SAME, OR PROPERTY OR EQUIPMENT OPERATED BY SAME, WHETHER SUCH NEGLIGENCE OR DEFECT, BE ACTIVE OR PASSIVE, PRIMARY OR SECONDARY, WHETHER PREDATING THIS AGREEMENT OR NOT. HOWEVER THIS SECTION SHALL NOT INCLUDE AND SHALL NOT BE CONSTRUED AS AN INDEMNITY TO A PARTY TO THE EXTENT SUCH PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OCCASIONED, BROUGHT ABOUT OR CAUSED ANY SUCH DAMAGES.

MUTUAL INDEMNIFICATION RELATING TO GROSS NEGLIGENCE

AND WILLFUL MISCONDUCT

EXCEPT IN THE INSTANCES COVERED BY THE FOREGOING PARAGRAPH, OWNER AND OPERATOR AGREE TO INDEMNIFY EACH OTHER FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, OR SUITS FOR DAMAGES TO PERSONS AND/OR PROPERTY BROUGHT BY ANY THIRD PARTY INCLUDING, BUT NOT LIMITED TO, CLAIMS, DEMANDS, OR SUITS FOR BODILY INJURIES, ILLNESS, DISEASE, DEATH, LOSS OF SERVICES, MAINTENANCE, CURE, PROPERTY, OR WAGES, INCIDENT TO, ARISING OUT OF, OR IN CONNECTION WITH WORK TO BE PERFORMED, SERVICES TO BE RENDERED, OR MATERIALS TO BE FURNISHED UNDER THIS AGREEMENT AND TO THE EXTENT OCCASIONED, BROUGHT ABOUT, OR CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFYING PARTY, ITS AGENTS, DIRECTORS, OFFICERS, EMPLOYEES, SERVANTS OR SUB-CONTRACTORS.

OWNER INDEMNIFICATION FOR ORDINARY

NEGLIGENCE AND STRICT LIABILITY

OWNER AGREES TO INDEMNIFY OPERATOR, TO THE EXTENT ALLOWED BY APPLICABLE LAWS, FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, OR SUITS FOR DAMAGES TO PERSONS AND/OR PROPERTY BROUGHT BY ANY THIRD PARTY INCLUDING, BUT NOT LIMITED TO, CLAIMS, DEMANDS, OR SUITS FOR BODILY INJURIES, ILLNESS, DISEASE, DEATH, LOSS OF SERVICES, MAINTENANCE, CURE, PROPERTY, OR WAGES INCIDENT TO, ARISING OUT OF, OR IN CONNECTION WITH WORK TO BE

PERFORMED, SERVICES TO BE RENDERED, OR MATERIALS TO BE FURNISHED UNDER THIS AGREEMENT AND TO THE EXTENT OCCASIONED, BROUGHT ABOUT, OR CAUSED BY THE ORDINARY NEGLIGENCE OR MATTERS OF STRICT LIABILITY OF OPERATOR, ITS AGENTS, DIRECTORS, OFFICERS, EMPLOYEES, SERVANTS OR SUB-CONTRACTORS.

ARTICLE 11

GENERAL

11.1                        Assignment. Neither party to this Agreement shall assign any of its rights or obligations hereunder without the prior written consent of the other party, which consent may be withheld or given entirely at the option of such non-assigning party; provided, however, Owner shall assign this Agreement to any purchaser or transferee of PST, without the consent of Operator, and any such purchaser or transferee shall be bound by the terms of this Agreement.

11.2                        Successors and Assigns. Subject to Section 11.1, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

1.1                               11.3 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES ARISING OUT OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. THE PARTIES AGREE TO AND SHALL SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS OR FEDERAL COURTS LOCATED IN THE STATE OF COLORADO WITH RESPECT TO ANY COURT PROCEEDINGS UNDER THIS AGREEMENT.

11.4                        Non-Waiver of Future Default. No waiver of any party of any one or more defaults by the other in performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any other existing or future default or defaults, whether of a like or different character.

11.5                        Audit and Maintenance of Records; Reporting. Notwithstanding the payment by Owner of any charges, Owner shall have the right to contest such charges. During the term of this Agreement and for period of two (2) years from the end of any calendar year, Owner shall have the right, upon 24 hours notice, to inspect and audit all the records, books, reports, data, inventories and processes related to the Services performed by Operator to ensure Operator’s compliance with the terms of this Agreement, including, without limitation, the verification of the accuracy of any statement, billing, charge or computation made by Operator in connection with this Agreement. The cost of such audit shall be borne by Owner. Errors detected by such audit shall be corrected by appropriate adjustments as soon as practicable.

11.6                        Amendments and Schedules. This Agreement constitutes the entire agreement concerning the subject matter between the parties hereto and shall be amended only by an instrument in writing executed by both parties hereto. Any schedule, annex or exhibit attached hereto is by this reference made a part hereof for all purposes.

11.7                        Notices. Any notice required or permitted to be given by one Party to another pursuant to this Agreement shall be in writing and may be delivered by hand, transmitted by telecopy or sent by U.S. mail addressed in accordance with the particulars for notices set forth below:

Whenever any notice, request, demand, statement or payment is required or permitted to be given under any provision of this Agreement, unless expressly provided otherwise, the same shall be in writing, signed by or on behalf of the Party delivering the same, and shall be deemed to have been given and received upon the earlier of: (a) actual receipt by the Person or Persons to whom such notice is to be given (including the receipt of a telecopy or facsimile of such notice with answer back), or (b) three (3) Days following deposit of the same in the United States Mail postage prepaid, certified, return receipt requested, at the address of the applicable Party as follows:

If to Owner:

High Sierra Energy, LP

50 South Steele Street, Suite 777

Denver, Colorado 80209

Fax:

If to Operator:

Mr. Glenn R. Jones

General Manager

Cowhouse Partners, LLC

10865 South Granite Drive

Sandy, Utah 84094

Fax:

With copy to:

T. Alan Rhodes, Esq.

Underwood Law Firm

P.O. Box 9158

Amarillo, TX 79105

Fax: (806)379-0381

Operating communications may be made by telephone or other mutually agreeable means and may thereafter be confirmed in writing or by telecopy immediately following same. The addresses of the Parties may be revised upon written notice given in accordance herewith, by designating in writing the new address of the Party.

11.8                        Force Majeure. In the event of either Party being rendered unable, wholly or in part, by force majeure to carry out its obligations under this Agreement, except payment of money, it is agreed that upon such party giving notice and reasonably full particulars of such force majeure within a reasonable time after the occurrence of the cause relied on, then the obligations of the party giving such notice, so far as it is affected by such force majeure, shall be suspended from its inception and during the continuance of any inability so caused, but for no longer period, and such cause shall so far as possible be remedied with all reasonable dispatch. The term “Force Majeure,” as employed herein, shall mean acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms, floods, high water, washouts, arrests and restraints of governments and people, civil disturbances, explosions, breakage or accident to machinery or lines of pipe, and any other cause, whether of the kind herein enumerated or otherwise which is not foreseeable and not reasonably within the control of the party claiming suspension.

11.9                        LIMITATION OF DAMAGES. EXCEPT AS PROVIDED IN ARTICLE 10, NO PARTY, OR ITS AFFILIATES, SHALL BE LIABLE TO THE OTHER PARTIES, OR THEIR AFFILIATES, FOR ANY LOST OR PROSPECTIVE PROFITS OR ANY OTHER SPECIAL, PUNITIVE, EXEMPLARY, CONSEQUENTIAL, INCIDENTAL OR INDIRECT LOSSES OR DAMAGES (IN TORT CONTRACT OR OTHERWISE) UNDER OR IN RESPECT OF THIS AGREEMENT OR FOR ANY FAILURE OF PERFORMANCE RELATED HERETO HOWSOEVER CAUSED.

11.10            Counterpart Execution. This Agreement may be executed in any number of counterparts with the same effect as if both of the parties had executed the same document. All counterparts shall be construed together with and shall constitute one and the same instrument.

11.12                 Third Parties. This Agreement is not intended to confer upon any person not a party hereto any rights or remedies hereunder, and no person other than the parties hereto is entitled to rely on or enforce any representation, warranty or covenant contained herein.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed effective as of the Effective Date.

OPERATOR		OWNER

Cowhouse Partners, LLC		High Sierra Energy, LP
By: High Sierra Energy GP, LLC, its general
partner

By:	/s/ David Kehoe
Name: David Kehoe		By:	/s/ Jim Burke
Title: Member		Name: Jim Burke
Title: Managing Director

EXHIBIT A

SECURED PROMISSORY NOTE

Date:	March 31, 2005

Maker:	Petro Source Transportation, LLC

Maker’s Mailing Address:

50 South Steele Street, Suite 777 Denver, Colorado 80209

Payee:	Cowhouse Partners, LLC

Place and Method for Payment: To accounts as designated by Payee

Principal Amount:        $250,000.00

Annual Interest Rate on Unpaid Principal from Date through Maturity Date: A rate per annum equal to the lesser of (a) the prime interest rate published in the Wall Street Journal under “Money Rates”, plus 2 percent (2%) and (b) the maximum rate permitted by applicable law.

Annual Interest Rate on Unpaid Principal and Accrued but Unpaid Interest after Maturity Date: The lesser of 25% or the highest non-usurious interest rate permitted by law.

Maturity Date:                                                     March 1, 2007

Terms of Payment (principal and interest): All outstanding Principal and accrued but unpaid interest are due and payable in full on the Maturity Date (March 1, 2007).

Security for Payment: This Note is secured by that certain Security Agreement granted by Maker, as debtor, to Payee, as secured party, of even date herewith.

Promise:                                           Maker promises to pay to the order of Payee at the place for payment, on or before the Maturity Date and according to the terms of hereof, the Principal Amount and all accrued but unpaid interest.

Default:                                             If Maker defaults in the payment of this Note or in the performance of any obligation in any instrument securing the obligations hereunder, and the default continues after Payee gives Maker notice of the default and such default is not cured within 5 days thereafter, or such longer period as may be required by law, then Payee may declare the unpaid principal balance and accrued but unpaid interest on this Note immediately due. Upon such default, Payee shall have the right to exercise all rights and remedies available hereunder or under the Security Agreement, all without being deemed to be an election of remedies. Maker and each surety, endorser, and guarantor waive all demands for payment, presentations for payment, and notices of intention to accelerate maturity, notices of acceleration of maturity, protests and notices of protest, to the extent permitted by law.

If this Note is not repaid in full by the Maturity Date, then in addition to all other remedies hereunder, or available to Payee under the Security Agreement, at law or in equity, Maker promises to pay a late charge to Payee. The amount of the charge will be five percent (5%) of the Maker’s overdue payment of principal and interest. Maker will pay this late charge promptly, but only once on each late payment.

Attorneys’ Fees and Costs of Collection: If this Note or any instrument securing the obligations hereunder is given to an attorney for collection or enforcement, or if suit is brought for collection or enforcement, or if it is collected or enforced through probate, bankruptcy, or other judicial proceeding, then Maker shall pay Payee all costs of collection and enforcement, including all reasonable attorney’s fees and court costs, in addition to other amounts due. Reasonable attorney’s fees shall be 10% of all amounts due unless either party pleads otherwise.

Non-Usury:                                 Interest on the debt evidenced by this Note shall not exceed the maximum amount of nonusurious interest that may be contracted for, taken, reserved, charged, or received under law; any interest in excess of that maximum amount shall be credited on the principal of the debt or, if that has been paid, refunded. On any acceleration or required or permitted prepayment, any such excess shall be canceled automatically as of the acceleration or prepayment or, if already paid, credited on the principal of the debt, or, if the principal of the debt has been paid, refunded. This provision overrides other provisions in this and all other instruments concerning the debt.

Maker is responsible for all obligations represented by this Note.

When the context requires, singular nouns and pronouns include the plural.

MAKER:
Petro Source Transportation, LLC

EXHIBIT B

SECURITY AGREEMENT

DEBTOR:	Petro Source Transportation, LLC
50 South Steele Street, Suite 777
Denver, Colorado 80209

SECURED PARTY:	Cowhouse Partners, LLC
P.O. Box 225
Dumas, Texas 79029

EFFECTIVE DATE:	March 31, 2005

1.                                      Collateral/Grant of Security Interest

1.1                               Debtor, for consideration and to secure the obligations described below, hereby grants to Secured Party a security interest in the following property, together with all substitutions thereof and all rents and proceeds therefrom (the “Collateral”):

All accounts receivable owned by Debtor.

2.                                      Obligations Secured.

2.1                               This Security Agreement shall secure the following (“Obligations”):

(a)                               the payment of the Promissory Note, in accordance with its terms, made by Debtor to Secured Party, dated March 31, 2005.

3.                                      Warranties and Covenants of the Debtor.

3.1                               (a)                               Debtor has the right to make this Agreement;

(b)                               Debtor will defend the Collateral against all claims and demands of all persons at any time claiming the same or any interest therein; and

(c)                                Except for the security interest granted hereby, Debtor is the owner of the Collateral free from any prior lien, security interest or encumbrance.

(d)                              Debtor is a Colorado limited liability company, in good standing in such jurisdiction.

4.                                   Events of Default.

4.1                               The occurrence of a default under any of the Obligations or the notes evidencing the Obligations shall constitute a default hereunder. Upon an event of default, Secured Party shall have the right to proceed with any or all of the remedies available to secured parties under the Uniform Commercial Code, or other applicable provisions of law, or at equity.

5.                                      General Provisions.

5.1                             No Waiver. No waiver by Secured Party of any default shall operate as a waiver of any other default or of the same default on a future occasion. The taking of this Security Agreement shall not waive or impair any other security Secured Party may have or hereafter acquire for the payment of the Obligations, nor shall the taking of any such additional security waive or impair this Security Agreement; but Secured Party may resort to any security it may have in the order it may deem proper.

5.2                             Power of Attorney. Secured Party is hereby appointed Debtor’s attorney-in-fact, at Secured Party’s option, to do all acts and things which Secured Party may deem necessary to perfect and continue to perfect the security interest created by this Security Agreement and to protect or enforce and collect on the Collateral.

5.3                             Advances. Nothing herein contained shall be construed to obligate Secured Party to make any loans or advances to Debtor or any third party and the sole purpose of this Security Agreement is to provide collateral security for presently existing indebtedness and loans and advances which, in the absolute discretion of Secured Party, may hereafter be made to Debtor, or which may be incurred by Debtor.

5.4                             Severability. Should any provision of this Security Agreement be deemed unlawful or unenforceable, said provision shall be deemed severable and apart from all other provisions of this Security Agreement and all remaining provisions of this Security Agreement shall be fully enforceable.

5.5                             Governing Law. This Security Agreement shall be governed by and interpreted in accordance with the laws of the State of Colorado. Further, the place where this Security Agreement is entered into, and the place of performance and transaction of business represented hereby shall be deemed to be the State of Colorado, and in the event of litigation, the exclusive forum, venue and place of jurisdiction shall be the State of Colorado.

5.6                             Terms. Unless the context otherwise requires, all terms used herein which are defined in the Colorado Uniform Commercial Code, shall have the meaning therein stated.

5.7                             Copy as Financing Statement. A copy, including a photocopy, of this Security Agreement may be filed as a financing statement, further Debtor authorizes Secured Party to file any and all other financing statements or continuation statements, including electronic filings, as determined by Secured Party necessary to protect and secure Secured Party’s interests in the Collateral, with or without the execution thereof by Debtor.

DEBTOR:
Petro Source Transportation, LLC

By:
Name:
Title:

SECURED PARTY:
Cowhouse Partners, LLC

By:
Name:
Title: